UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 15, 2015

REXFORD INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 966-1680

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Note Purchase Agreement

On July 16, 2015, Rexford Industrial Realty, Inc. (the “Company”), as guarantor, and its operating partnership, Rexford Industrial Realty, L.P (the “Operating Partnership”), as issuer, entered into a Note Purchase and Guarantee Agreement (the “Note Purchase Agreement”) with the purchasers named therein (the “Purchasers”).  The Note Purchase Agreement provides for the private placement of $100 million of senior guaranteed notes, maturing on August 6, 2025, with a fixed annual interest rate of 4.29% (the “Notes”).  The Notes are expected to be issued on August 6, 2015, subject to certain conditions.

Interest on the Notes will be payable semiannually on February 6 and August 6 of each year, beginning on February 6, 2016. The Operating Partnership will be permitted to prepay at any time all, or from time to time any part of, the Notes, in amounts not less than $2.5 million of the Notes then outstanding at (i) 100% of the principal amount so prepaid and (ii) the Make-Whole Amount (as defined in the Note Purchase Agreement).  The Make-Whole Amount is equal to the excess, if any, of the discounted value of the remaining scheduled payments with respect to the Notes being prepaid over the amount of such Notes.

The Note Purchase Agreement contains a series of financial and other covenants the Company and the Operating Partnership must comply with, including:

•	Maintaining a ratio of total indebtedness to total asset value of not more than 60%;
•	Maintaining a ratio of total secured debt to total asset value of not more than 45%;
•	Maintaining a ratio of total secured recourse debt to total asset value of not more than 15%;
•	Maintaining a minimum tangible net worth of at least the sum of (i) $283,622,250, and (ii) an amount equal to at least 75% of the net equity proceeds received by the Company after March 31, 2014;
•	Maintaining a ratio of adjusted EBITDA to fixed charges of at least 1.50 to 1.0;
•	Maintaining a ratio of total unsecured debt to total unencumbered asset value of not more than 60%; and
•	Maintaining a ratio of unencumbered NOI to unsecured interest expense of at least 1.75 to 1.0.

Subject to the terms of the Note Purchase Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount, as discussed above, or interest under the Notes, (ii) a default in the payment of certain other indebtedness of the Operating Partnership, the Company or their subsidiaries, (iii) a default in compliance with the covenants set forth in Note Purchase Agreement, and (iv) bankruptcy and other insolvency defaults, the principal and accrued and unpaid interest and the Make-Whole Amount on the outstanding Notes will become due and payable at the option of the Purchasers.

The Company and certain of their subsidiaries fully and unconditionally guarantee the Operating Partnership’s obligations under the Notes.

The Operating Partnership intends to use the net proceeds from the issuance of the Notes for the repayment of existing secured indebtedness and for general corporate purposes. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The Operating Partnership offered and sold the Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

The foregoing summary of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Amended and Restated Credit Agreement

On July 15, 2015, the Company and the Operating Partnership entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with the Lenders party thereto and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.  The Amendment provides for, among other things, the following changes to the Amended and Restated

Credit Agreement (the “Credit Agreement”):

•	A maximum secured recourse debt covenant was added, which replaced the maximum recourse debt covenant in the Credit Agreement;
•

The cross default threshold for defaults in other material indebtedness was increased from $20 million to $80 million with respect to recourse debt and from $50 million to $150 million with respect to non-recourse debt; and

•	The default threshold for judgments was increased from $20 million to $40 million.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Note Purchase and Guarantee Agreement, dated as of July 16, 2015, by and among Rexford Industrial Realty L.P., Rexford Industrial Realty, Inc. and the purchasers named therein.
10.2

First Amendment to Amended and Restated Credit Agreement, dated as of July 15, 2015, by and among Rexford Industrial Realty L.P., Rexford Industrial Realty, Inc., the Lenders named therein and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexford Industrial Realty, Inc.

July 20, 2015	/s/ Adeel Khan
Adeel Khan Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Note Purchase and Guarantee Agreement, dated as of July 16, 2015 among the Rexford Industrial Realty L.P., Rexford Industrial Realty, Inc. and the purchasers named therein.
10.2

First Amendment to Amended and Restated Credit Agreement, dated as of July 15, 2015, by and among Rexford Industrial Realty L.P., Rexford Industrial Realty, Inc., the lenders named therein and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.